Exhibit 2.13

EXECUTION COPY

DELHAIZE GROUP SA,

AS ISSUER

AND

THE BANK OF NEW YORK,

AS CDI DEPOSITARY

AND

THE OWNERS OF BOOK-ENTRY INTERESTS

DEPOSIT AGREEMENT

DATED AS OF JUNE 27, 2007

TABLE OF CONTENTS

ARTICLE I

Definitions And Other General Provisions

ii

ARTICLE IV

Miscellaneous Provisions

iii

THIS DEPOSIT AGREEMENT (this “Agreement”) is made as of this 27th day of June, 2007 by and between Delhaize Group SA, a limited liability company organized under the laws of the Kingdom of Belgium (naamloz vennootschap) (the “Company”), and The Bank of New York, a New York banking corporation, as CDI Depositary (the “CDI Depositary”) and the owners from time to time of beneficial interests in any Certificated Depositary Interest (as defined below) issued hereunder in registered form in respect of Global Securities (as defined below) representing the Dollar Notes (as defined below) to be issued pursuant to the Indenture (as defined below).

ARTICLE I

Definitions And Other General Provisions

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Additional Amounts” shall have the meaning ascribed to it in the Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control”, when used with respect to any specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Owner” means any Person owning any beneficial interest in a Certificated Depositary Interest but who is not the holder of such Certificated Depositary Interest and may include any “DTC Participant” (as hereinafter defined); it being understood that the term “Beneficial Owner” shall not include any agent or financial intermediary holding an interest in a Certificated Depositary Interest solely to the extent such interest is held for or on behalf of any Beneficial Owner.

“CDI Depositary” means the party named as such in this Agreement until a successor shall have become such pursuant to Section 3.07 hereof, and thereafter “CDI Depositary” shall mean such successor or its nominee or the custodian of either.

“Book-Entry Interests” means an interest or interests in any Certificated Depositary Interest issued pursuant to this Agreement which are eligible for trading through DTC’s book-entry system.

“Business Day” shall have the meaning ascribed to it in the Indenture.

“Certificated Depositary Interest” means a global certificate in the form of Appendix A hereto representing an interest in a Global Security that (i) shall, at all times represent the right to receive 100% of the principal of, and premium, if any, interest and Additional Amounts, if any, on such Global Security and the right to procure in certain circumstances the issuance of one or more Definitive Registered Securities representing up to 100% of the principal amount at maturity represented by such Global Security and (ii) is issued by the CDI Depositary to the Depositary or its nominee and held by the CDI Depositary as custodian on behalf of the Depositary.

“Clearstream, Luxembourg” means Clearstream Banking, SA, or any successor securities clearing agency.

“Clearing Agreement” means the Clearing Service Agreement between the Custodian, the Company and the Principal Paying Agent.

“Closing Date” means June 27, 2007.

“Company” means the party named as such in this Agreement until a successor replaces it pursuant to the applicable provisions of the Indenture and, thereafter means the successor.

“Company Order” means a written order signed in the name of the Company by a Director and delivered to the CDI Depositary.

“Corporate Trust Office” means the office of the CDI Depositary in The Borough of Manhattan, The City of New York, at which at any particular time its corporate trust business shall be principally administered, which at the date hereof is located at 101 Barclay Street, Floor 21 W, New York, NY 10286.

“Custodian” means the National Bank of Belgium, as operator of the X/N System.

“Definitive Registered Securities” means definitive Securities in registered form issued pursuant to the Indenture.

“Depositary” means DTC or any successor, in whose name the Certificated Depositary Interests are recorded pursuant to Section 2.04 hereof.

“DTC” means The Depository Trust Company or its nominee.

“DTC Participants” means institutions that have accounts with DTC or its successors.

“Euroclear” means the Euroclear Clearance System which is operated by Euroclear Bank SA/NV, or any successor securities clearing agency.

“Event of Default” shall have the meaning ascribed to it in the Indenture.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Global Securities” means the global securities in bearer form representing 100% of the Securities issued pursuant to the Indenture.

“Indenture” means the indenture dated as of June 27, 2007 between the Company and The Bank of New York, as Trustee, relating to the Securities as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including for all purposes the provisions of the TIA that are deemed to be a part of and govern such instrument.

“Letter of Representations” means a Blanket Letter of Representations to DTC from the CDI Depositary on behalf of the Company pertaining to the Securities.

“Liquidated Damages” shall have the meaning ascribed to it in the Registration Rights Agreement.

“Meeting” shall have the meaning ascribed to it in the Indenture.

“Officers’ Certificate” shall have the meaning ascribed to it in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of or counsel to the Company, a Subsidiary of the Company or the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Principal Paying Agent” means ING Belgium SA/NV or any successor paying agent thereof.

“Registered Exchange Offer” shall have the meaning ascribed to it in Appendix A to the Indenture.

“Registration Rights Agreement” means the registration rights agreement dated as of June 27, 2007, among the Company, Delhaize America, Inc., the subsidiaries of Delhaize America, Inc. party thereto and Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Initial Purchasers of the Dollar Notes represented by Certificated Depositary Interests.

“Regulation S Global Securities” shall have the meaning ascribed to it in Appendix A to the Indenture.

“Responsible Officer” means, with respect to the CDI Depositary, any officer assigned to or working in the CDI Depositary’s corporate trust department or, with respect to a particular corporate trust or agency matter, any other officer to whom such matter is referred because of his or her knowledge and familiarity with the particular subject.

“Restricted Securities Legend” shall have the meaning ascribed to it in Appendix A to the Indenture.

“Rule 144A Global Securities” shall have the meaning ascribed to it in Appendix A to the Indenture.

“Securities” or “Dollar Notes” means the Company’s 6.50% Senior Dollar Notes due 2017, as issued, authenticated and delivered under the Indenture.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” shall have the meaning ascribed to it in the Indenture.

“TIA” means the United States Trust Indenture Act of 1939 (15 U.S. §§ 77aaa-77bbbb) as in effect on the date of the Indenture; provided, however, that in the event the United States Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by such amendment, the United States Trust Indenture Act of 1939, as so amended.

“Transfer Restricted Global Security” means any Global Security that bears or is required to bear the Restricted Securities Legend.

“Trustee” means the Person acting as Trustee under the Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and “Trustee” shall thereafter mean such successor Trustee.

“Unrestricted Global Security” means a Global Security other than a Transfer Restricted Global Security (but which may be a Regulation S Global Security), with respect to which Book-Entry Interests therein may be transferable without restriction under the Securities Act.

“X/N System” shall have the meaning ascribed to it in the Indenture.

SECTION 1.02. Rules of Construction. Unless the context otherwise requires, (a) a term has the meaning assigned to it herein; (b) any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Indenture; (c) “or” is not exclusive; (d), “including” means including without limitation; (e) words in the singular include the plural and words in the plural include the singular and (f) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

Book-Entry Interests

SECTION 2.01. Deposit of Book Entry Interests in the Global Securities: Issuance of Certificated Depositary Interests. The CDI Depositary, as a participant in Euroclear and/or Clearstream, Luxembourg, hereby agrees to accept 100% of the book-entry interests in the Global Securities for the benefit of the Depositary and shall act as CDI Depositary in accordance with the terms of this Agreement. The CDI Depositary shall issue Certificated Depositary Interests with respect to its book-entry interests in the Global Securities in accordance with the Letter of Representations.

SECTION 2.02. Book-Entry System. (a) Upon acceptance by DTC of a Certificated Depositary Interest for entry into its book-entry settlement system in accordance with the terms of the Letter of Representations, Book-Entry Interests will be issued by DTC and traded through DTC’s book-entry system, and ownership of such Book-Entry Interests shall be shown in, and the transfer of such ownership shall be effected through, records maintained by DTC or its successors or DTC Participants. Book-Entry Interests shall be transferable only as units representing authorized denominations of the Securities and in the manner contemplated by the Indenture.

(b) The Certificated Depositary Interest shall be issuable only to DTC, or successors of DTC or their respective nominees. Except as provided in Section 2.05, no owner of Book-Entry Interests shall be entitled to receive a Security in definitive form on account of such ownership, and such owner’s interest therein shall be shown only in accordance with the procedures of DTC as set forth in the Letter of Representations.

(c) Notwithstanding the foregoing, nothing herein shall prevent the Company, the CDI Depositary or any agent of the Company or the CDI Depositary from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its DTC Participants, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Certificated Depositary Interest.

SECTION 2.03. Procedures in the Event of a Registered Exchange Offer. Upon receipt by the CDI Depositary as holder of the book-entry interest in the Global Security of notice of either the commencement of a Registered Exchange Offer or the implementation of arrangements permitting the resale by the owners of the Book-Entry Interests pursuant to the registration provisions of the Securities Act, the CDI Depositary will forward to the Depositary materials relating to such Registered Exchange Offer or other arrangements with any additional instructions applicable to owners of Book-Entry Interests. In the case of a Registered Exchange Offer, upon notice by the Depositary of the principal amount of Book-Entry Interests in the Regulation S Global Security or the Transfer Restricted Global Security, as the case may be, tendered in response to the Registered Exchange Offer, the CDI Depositary shall (i) receive through Euroclear and/or Clearstream, Luxembourg in exchange for that portion of the Global Security with respect to which Book-Entry Interests have been tendered and (to the extent such portions of the Global Security are accepted pursuant to the Registered Exchange Offer) 100% of the book-entry interests in a new Unrestricted Global Security (or an increase of an existing Unrestricted Global Security) and in like principal amount at maturity as the Book-Entry Interests tendered, (ii) to the extent the Unrestricted Global Security is new, issue to the Depositary a new Certificated Depositary Interest in the new Unrestricted Global Security, and (iii) record any changes in the principal amount at maturity of the Certificated Depositary Interests in each of its book-entry interests in the Regulation S Global Security, the Transfer Restricted Global Security and the Unrestricted Global Security, and notify the Depositary of any such changes. Book-Entry Interests in each Unrestricted Global Security shall be assigned a CUSIP number and/or Common Code number and ISIN, as applicable.

SECTION 2.04. Transfer of Certificated Depositary Interests. The Company appoints the CDI Depositary as its agent for the sole purpose of maintaining at the CDI

Depositary’s Corporate Trust Office records in which the CDI Depositary shall (i) record DTC as the initial owner of the Certificated Depositary Interests, (ii) record the transfer of ownership of the Certificated Depositary Interests and (iii) record the increases and decreases in the principal amount at maturity represented by the Certificated Depositary Interests. Ownership of a Certificated Depositary Interest cannot be transferred unless such transfer is noted in the records of the CDI Depositary. The CDI Depositary shall not recognize any transfer or exchange of ownership of Certificated Depositary Interests that does not comply with the provisions of this Section 2.04. Unless and until the Global Securities are exchanged in whole or in part for other securities of the Company or for Definitive Registered Securities, the Certificated Depositary Interests owned by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. The CDI Depositary shall treat the Person in whose name a Certificated Depositary Interest is recorded in the records of the CDI Depositary as the owner thereof for all purposes whatsoever and shall not be bound or affected by any notice to the contrary, other than an order of a court having jurisdiction over the CDI Depositary.

The foregoing paragraph shall not (i) impose an obligation on the CDI Depositary to record the interests in or transfers of Book-Entry Interests held by DTC Participants, or Persons that may hold Book-Entry Interests through DTC Participants or (ii) restrict transfers of such Book-Entry Interests held by DTC Participants or such Persons.

In connection with the CDI Depositary’s appointment as the Company’s agent under this Section 2.04, the Company shall have such rights and obligations as regards removal of the CDI Depositary and appointment of a successor as are specified in Section 3.07 hereof.

SECTION 2.05. Transfer of Interests in the Global Securities. The CDI Depositary shall not transfer or lend any interest in the Global Securities except (i) the transfer and exchange of a Global Security pursuant to Section 2.07 of the Indenture, (ii) the replacement of a Global Security pursuant to Section 2.08 of the Indenture, (iii) upon delivery of a Global Security for cancellation pursuant to Section 2.11 of the Indenture and (iv) the transfer of any interest in a Global Security to a successor CDI Depositary appointed in accordance with Section 3.06 hereof.

If:

(i) the Custodian ceases to operate the X/N System and no successor-operator has been appointed within 120 days after the date on which the Custodian gives notice of such fact to the Company and the Principal Paying Agent,

(ii) both Euroclear and Clearstream, Luxembourg notify the Company or the CDI Depositary that they are unwilling or unable to continue to act as a depositary and no successor-depositary has been appointed within 15 days after the date on which notice of such fact is given,

(iii) if, as a result of any amendment to, or change in, the laws or regulations of Belgium, another Member State (as defined in Section 1.01 of the Indenture) or the

United States (or any political sub-division of any of the foregoing) or of any authority therein or thereof having power to tax or in the interpretation, by a revenue authority or a court, or administration of such laws or regulations, which become effective after the Closing Date, the Company reasonably concludes that continuing to settle the Securities through the X/N System would require it to make a deduction or withholding from any payment in respect of the Securities, which deduction or withholding would not then be required in respect of Definitive Registered Securities,

(iv) DTC notifies the Company or the CDI Depositary it is unwilling or unable to continue as depositary with respect to the Certificated Depositary Interests or if at any time it is unable to or ceases to be a clearing agency registered under the Exchange Act and, in either case, no successor-depositary registered as a clearing agency under the Exchange Act is appointed by the CDI Depositary at the Company’s request within 15 days after the date on which notice of such fact is given, or

(v) the CDI Depositary notifies the Company in writing under Section 3.06 hereof that it is unwilling or unable to continue as CDI Depositary and no successor CDI Depositary has been appointed by the Company within 15 days after the date on which notice of such fact is given, then the CDI Depositary shall upon written direction from the Principal Paying Agent notify the Depositary that interests in the corresponding Global Security in the form of Book-Entry Interests will be exchanged in whole for Definitive Registered Securitiespursuant to Section 2.07 of the Indenture. Definitive Registered Securities shall be issued by the Company in such names and amounts as the Depositary shall specify upon cancellation of the corresponding Global Security, Certificated Depositary Interest and all Book-Entry Interests with respect thereto. The CDI Depositary agrees to take all such actions as are reasonable with respect to its interests in the corresponding Global Security held through Euroclear and/or Clearstream, Luxembourg to give effect to the exchange of interests in the corresponding Global Security in the form of Book-Entry Interests for Definitive Registered Securities.

Delivery of Definitive Registered Securities pursuant to this Section 2.04 and any certificate delivered in respect thereof shall be made free of any fees of the CDI Depositary to the Depositary or Beneficial Owner with respect thereto.

SECTION 2.06. Payment in Respect of a Certificated Depositary Interest and Global Securities. (a) Whenever the CDI Depositary shall receive any payment on a Global Security, including any payments of Liquidated Damages or Additional Amounts, the amount so received shall be distributed promptly to the Depositary on the corresponding payment date for such Global Security. So long as DTC is the Depositary, such payments shall be made in accordance with the Letter of Representations.

(b) The CDI Depositary shall forward to the Trustee, the Company and their respective agents, as the case may be, such information from its records as the Company may reasonably request to enable the Company or its agents to file necessary reports with governmental agencies, and the CDI Depositary, the Company and the Trustee or their agents may (but shall not be required to) file any such reports necessary to obtain benefits under any applicable tax treaties for the Depositary or Beneficial Owners of Book-Entry Interests.

(c) None of the Company, the Trustee, the Paying Agent, the Custodian, Euroclear, Clearstream, Luxembourg, the CDI Depositary or any of their respective agents will have any responsibility or liability for any aspect of the records relating to payments made by the Depositary (or its direct or indirect participants) on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

(d) Notwithstanding any other provision of this Agreement, the CDI Depositary shall be required to pay to the Depositary only amounts (including Additional Amounts) received by the CDI Depositary with respect to the Global Securities.

SECTION 2.07. Redemption of Securities and Book-Entry Interests. In the event that the Company redeems all or any part of a Global Security pursuant to the Indenture and the terms of the Securities, the CDI Depositary shall promptly notify the Depositary of the principal amount at maturity redeemed and of the corresponding reduction of the same principal amount at maturity of the corresponding Certificated Depositary Interest. The CDI Depositary shall pay all such amounts received by it in connection with such redemption to the Depositary.

SECTION 2.08. Record Date. Whenever (i) any payment is to be made in respect of the Global Securities, (ii) the CDI Depositary shall receive notice of any action to be taken by the holder of the Global Security or (iii) whenever the Company deems it appropriate in respect of any other matter, the CDI Depositary may, but shall not be obligated to (except in the case of (ii)) fix a record date (the “Record Date”) (in the case of payments only, 14 days prior to the due date for such payment) for the determination of the principal amount represented by the Certificated Depositary Interests and the holders of the Certificated Depositary Interests who shall be entitled to receive payment in respect thereof, to take any such action or to act in respect of any such matter, which record date, if any, shall be the same date as that fixed with respect to the corresponding holder of the Global Security or holders, if any, of Definitive Registered Securities under the Indenture. Subject to the provisions of this Agreement, only the Depositary in whose name a Certificated Depositary Interest is recorded in the records of the CDI Depositary at the close of business on such record date shall be entitled to receive any such payment, to give instructions as to such action or to act in respect of any such matter.

SECTION 2.09. Action in Respect of a Certificated Depositary Interest. (a) Promptly after receipt by the CDI Depositary of notice of any solicitation of consents or request for a waiver or other action (to be taken at a Meeting or otherwise) by the holder of a Global Security or holders of interests therein under the Indenture or by the CDI Depositary under this Agreement, the CDI Depositary shall mail to the Depositary a notice containing (i) such information as is contained in the notice received, (ii) a statement that the Depositary at the close of business on a specified record date (established in accordance with Section 2.08 hereof) will be entitled, subject to the provisions of or governing such Certificated Depositary Interest or Global Security, as the case may be, to instruct the CDI Depositary as to the consent, waiver or other action (to be taken at a Meeting or otherwise), if any, pertaining to the Global Securities, this Agreement or the Indenture and (iii) a statement as to the manner in which such instructions may be given. Upon the written request of the Depositary received on or before the date established by the CDI Depositary for such purpose, but in no event later than the close of business (Belgian time) three Business Days preceding the date set for any action to be taken by the holders of the Global Securities or interests therein, the CDI Depositary shall endeavor insofar as practicable and permitted under the provisions of this Agreement or the Indenture, as the case may be, to obtain a Voting Certificate and a Proxy in the manner set forth in Appendix B to the Indenture (to the extent it is regarded as the holder of all or a portion of the Global Securities for the purpose of any such Meeting) and to take such action regarding the requested consent, waiver offer, or other action (to be taken at a Meeting or otherwise) in respect of all or only a portion of the principal amount at maturity of such Certificated Depositary Interest representing corresponding interests in the Global Security with respect to which instructions in accordance with any instructions set forth in such request have been received. In addition, the CDI Depositary will forward to the Depositary, or, based upon instructions received from the Depositary, to owners of Book-Entry Interests, all materials received by the CDI Depositary pertaining to any such solicitation, request or other action. The CDI Depositary agrees that the Depositary may grant proxies, sub-proxies or otherwise authorize DTC Participants (or Persons owning Book-Entry Interests through such DTC Participants) to provide such instructions to the CDI Depositary so that it may exercise any rights of a holder or take any other action which a holder is entitled to take under the Indenture. The CDI Depositary shall not itself exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of a Global Security. Without prejudice to Section 2.06(c), the records of the Depositary shall, absent manifest error, be conclusive evidence of the owners of the Book-Entry Interests and the principal amount at maturity represented by such Book-Entry Interests.

SECTION 2.10. Offer to Purchase Securities and Book-Entry Interests. Upon receipt by CDI Depositary as holder of the beneficial interest in the Global Securities of notice of an offer to purchase Securities pursuant to Section 3.01 or 4.03 of the Indenture, the CDI Depositary shall forward such notice to the Depositary with any additional instructions applicable to owners of Book-Entry Interests. Upon notice by the Depositary of the principal amount of Book-Entry Interests tendered for purchase in response to such offer to purchase, such CDI Depositary will instruct the Custodian (through Euroclear and/or Clearstream, Luxembourg) to surrender the applicable Global Security in accordance with the instructions set forth in such offer to purchase indicating the portion of the principal amount of such Global Security that is being tendered for purchase pursuant to the offer to purchase. Upon receipt of any payment resulting from an offer to purchase, the CDI Depositary shall pay any amounts received to the Depositary, indicate the principal amount of such Global Security reduced by the Trustee in connection with such offer to purchase, and notify the Depositary of a corresponding reduction in the principal amount of the applicable Certificated Depositary Interest.

SECTION 2.11. Transfer and Transfer Restrictions. (a) If the owner of a Book-Entry Interest in a Certificated Depositary Interest related to one Global Security wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a Book-Entry Interest in a Certificated Depositary Interest relating to a second Global Security, then, upon (A) receipt by the CDI Depositary of an order given by the Depositary or its authorized representative directing that a Book-Entry Interest relating to the second Global Security be increased by a specified principal amount and the Book-Entry Interest relating to the first Global Security be decreased in an equal principal amount and (B) delivery to the Book-Entry Depository any applicable certificates or other documents referred to in Section 2.11(b)

below, such CDI Depositary shall (i) promptly instruct Euroclear and/or Clearstream, Luxembourg, as applicable, to instruct the Custodian to deliver the applicable Global Securities to the Principal Paying Agent and request that the Principal Paying Agent endorse Schedule A to such Global Securities to reflect the reduction in principal amount of the first Global Security and the corresponding increase in the second Global Security resulting from such transfer and (ii) notify the Depositary of the corresponding adjustments in the principal amounts of the Certificated Depositary Interests. The Depositary shall make such adjustments in accordance with the provisions of Section 2.04.

(b) The Indenture sets forth certain transfer restrictions and certification requirements relating to exchanges or transfers between holders of the Global Securities and/or Definitive Registered Securities. Owners of Book-Entry Interests acknowledge that analogous transfer restrictions and certification shall apply to transfers and exchanges described in this Section 2.11(b). Accordingly, in the circumstances where a certificate or other documentation specified in the Indenture is required to be delivered to the Trustee in connection with any transfer or exchange involving a Global Security, such certificate or document shall be delivered to the CDI Depositary in connection with any analogous transfer or exchange involving Book-Entry Interest in such Global Security.

(c) The parties hereto acknowledge that pursuant to arrangements with the Depositary, during the Restricted Period, any trades in Book-Entry Interests relating to a Regulation S Global Security will only occur in or through accounts maintained at DTC by Euroclear and Clearstream, Luxembourg.

(d) Each owner of Book-Entry Interests relating to a Transfer Restricted Global Security understands that such Book-Entry Interests have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred by such owner except (a)(i) to a Person who such owner reasonably believes is a qualified institutional buyer that purchases for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulations S, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

SECTION 2.12. Changes Affecting a Global Security. Upon any reclassification of Securities or upon any recapitalization, reorganization, merger, assumption or consolidation or sale of assets affecting the Company or to which the Company is a party, any interests in securities that shall be received by the CDI Depositary in exchange for or in respect of a Global Security shall be treated as an interest in a new Global Security or as part of such Global Security under this Agreement and any corresponding Certificated Depositary Interest shall thenceforth represent such Global Security, including such new securities so received.

SECTION 2.13. Reports. The CDI Depositary shall promptly send to the Depositary a copy of any notices, reports and other communications received relating to the Company or the Securities.

SECTION 2.14. Information Regarding Belgian Law. The Book-Entry Depository shall inform DTC that for the Dollar Notes be admitted in an exempt account in the X/N System (and for their holders to benefit from the related exemption to Belgian withholding tax) DTC should ensure that it does not hold any Certificated Depository Interest on behalf of any investor, such as a Belgian Persons, who does not qualify as an “Eligible Investor” for the purposes of article 4 of the Royal Decree of 26 May 1994.

“Eligible Investors,” as defined in article 4 of the Royal Decree of 26 May 1994, include, inter alia: (1) Belgian resident companies subject to corporate income tax within the meaning of Article 2,§, 2° of the Income Tax Code 1992 (“ITC 1992”); (2) without prejudice to Article 262, 1° and 5° of ITC 1992, Belgian insurance or pension undertakings within the meaning of Article 2, §3 of the Law of July 9, 1975 on supervision of insurance companies (other than those referred in points 1° and 3° of said Article); (3) State-linked social security organizations and institutions assimilated therewith within the meaning of Article 105, 2° of the Royal Decree of August 27, 1993 implementing ITC 1992; (4) non-residents of Belgium within the meaning of Article 105, 5° of said Royal Decree of August 27, 1993; (5) mutual funds within the meaning of Article 115 of said Royal Decree of August 27, 1993; (6) companies, entities or partnerships within the meaning of Article 227, 2° of ITC 1992 which are subject to non-resident income tax in Belgium in accordance with Article 233 of ITC 1992 and whose Dollar Notes are held as part of a taxable business activity in Belgium; (7) the Belgian State, with respect to its investments exempted from withholding tax in accordance with Article 265 of ITC 1992; (8) mutual funds organized under foreign law which are structured as an undivided estate managed by a management company on behalf of certificate holders, provided that their certificates are not publicly offered or otherwise marketed in Belgium; and (9) Belgian resident companies not referred to in point 1 above whose sole or principal activity consists in granting credits or loans.

SECTION 2.15. Additional Amounts. At least 30 days prior to the date the payment of Additional Amounts would be required to be made pursuant to Section 4.07 of the Indenture (unless the obligation to make such payment arises after the 30th day prior to that payment date, in which case the Company shall furnish the proceeding certificate promptly thereafter), the Company will furnish the CDI Depositary with a Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The CDI Depositary shall have no responsibility for determining whether the Depositary or any owner of a Book-Entry Interest is entitled to the payment of Additional Amounts, but shall be entitled to rely conclusively for this purpose on the Officers’ Certificate or on certifications from the Depositary. The Company shall, prior to the time on which the CDI Depositary is required to make such payment, pay to the CDI Depositary amounts equal to any Additional Amounts payable on such date by the CDI Depositary under this Agreement. Notwithstanding anything to the contrary provided above, the CDI Depositary shall pay or cause to be paid Additional Amounts only out of funds that shall be received by it for that purpose.

SECTION 2.16. National Bank of Belgium. Each of the CDI Depositary and the Company agree to recognize the National Bank of Belgium as the Custodian of the Global Securities.

ARTICLE III

The CDI Depositary

SECTION 3.01. Certain Duties and Responsibility. The CDI Depositary agrees to perform such duties as are specifically set forth in this Agreement. The CDI Depositary may perform or execute any of its duties or powers hereunder directly or, with prior written approval of the Company (which shall not be unreasonably withheld or delayed), through its agents and shall not be responsible for any willful misconduct or negligence of any agent appointed with due care and approved hereunder, which agent shall be responsible to the Company for its willful misconduct or negligence.

(a) The CDI Depositary assumes no obligation nor shall it be subject to any liability under this Agreement to the Depositary with respect to any Certificated Depositary Interest or any holder of Book-Entry Interests or any other Person hereunder or in connection herewith if, by reason of any circumstances beyond the control of the CDI Depositary, including acts of God, war and government action, including any laws, ordinances, regulations or the like which restrict or prohibit the CDI Depositary from doing or performing any act or thing that the terms of this Agreement provide shall be done or performed.

(b) The CDI Depositary shall not be liable for any act or omission to act, any action taken or omitted to be taken under this Agreement other than by reason of its own bad faith, willful misconduct or negligence in the performance of such duties as are specifically set forth in this Agreement and in no event shall the CDI Depositary be liable to anyone for special, indirect or consequential damages or lost profits, arising in connection with this Agreement. In the absence of bad faith on its part, the CDI Depositary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any written notice, request, direction, certificate, opinion or other document furnished to the CDI Depositary and conforming to the requirements of this Agreement, but in the case of any such written notice, request, direction, certificate, opinion or other document that by any provision hereof are required to be furnished to the CDI Depositary, the CDI Depositary shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

(c) The CDI Depositary assumes no obligation nor shall it be subject to any liability under this Agreement to any Depositary or any owner of Book-Entry Interests or any other Person (including, without limitation, liability with respect to the validity or worth of the Securities), other than that it agrees to use its good faith and reasonable care in the performance of such duties as are specifically set forth in this Agreement.

(d) The CDI Depositary makes no representation or warranty and shall at no time have any responsibility for, or liability or obligation in respect of, the legality, validity, binding effect, adequacy or enforceability of the Global Securities, the performance and observance by the Company of its obligations under the Global Securities or the recoverability of any sum of interest or principal due or to become due from the Company in respect of the Global Securities.

(e) The CDI Depositary shall at no time have any responsibility for, or obligation or liability in respect of, the financial condition, creditworthiness, affairs, status or nature of the Company.

(f) The CDI Depositary shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Global Security or in respect of the Certificated Depositary Interests, or take any other action or omit to take any action under this Agreement, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses and liability be furnished as often as may be required.

(g) The CDI Depositary shall not be liable for any acts or omissions made by a successor CDI Depositary whether in connection with a previous act or omission of the CDI Depositary or in connection with a matter arising wholly after the removal or resignation of the CDI Depositary, provided that the CDI Depositary exercised its good faith and reasonable care when it acted as CDI Depositary.

(h) The CDI Depositary may own and deal in any class of securities of the Company and its Affiliates and in the Securities and Book-Entry Interests. The CDI Depositary may enter into other dealings with the Company or any of its Affiliates of any nature whatsoever.

(i) The CDI Depositary may conclusively rely on and shall be protected in acting upon written instructions from any authorized Director of the Company.

(j) The Book Entry Depositary may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

SECTION 3.02. Not Responsible for Offering Materials or Issuance of Securities. The CDI Depositary does not make any representations as to the validity or sufficiency of any offering materials. The CDI Depositary shall not be accountable for the use or application by the Company of the proceeds of the Securities.

SECTION 3.03. Money Held in Trust. Money held by the-CDI Depositary in trust hereunder shall be segregated from other funds held by the CDI Depositary as required by law applicable laws or regulations. The CDI Depositary shall be under no obligation to invest or pay interest on any money received by it hereunder, except as otherwise agreed in writing with the Company.

SECTION 3.04. Compensation and Reimbursement. The Company agrees:

(a) to pay to the CDI Depositary from time to time such compensation as agreed between them in writing for all services rendered by it hereunder;

(b) except as otherwise expressly provided herein, to reimburse the CDI Depositary and any predecessor CDI Depositary upon its request for all reasonable expenses, disbursements and advances incurred or made by the CDI Depositary in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith; and

(c) to indemnify each of the CDI Depositary and any predecessor CDI Depositary and their respective Affiliates, employees and directors for, and to hold them harmless against, any and all loss, liability, claim, damage or expense incurred without negligence, wilful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this Agreement and its duties hereunder, including the reasonable costs and expenses of defending themselves against or investigating any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder.

The CDI Depositary shall notify the Company in writing of the commencement of any action or lien in respect of which indemnification may be sought promptly after the CDI Depositary becomes aware of such commencement (provided that the failure to make such notification shall not affect the CDI Depositary’s rights hereunder) and the Company shall be entitled to participate in, and to the extent it shall wish, to assume the defense thereof, including the employment of counsel reasonably satisfactory to the CDI Depositary; provided that the CDI Depositary may employ, at the Company’s expense, separate counsel if the CDI Depositary shall have reasonably concluded, upon advice of counsel, that there may be legal defenses available to it that are different from or in addition to those available to the Company; provided, however, that it is understood that the Company shall not, under any circumstances, be liable for the reasonable fees and expenses, as incurred, of more than one counsel at any one time to the CDI Depositary (except in the case where local counsel may also be required). The CDI Depositary shall not compromise or settle any such action or claim without the written consent of the Company, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section to compensate and indemnify the CDI Depositary and any predecessor CDI Depositary and to pay or reimburse the CDI Depositary and any predecessor CDI Depositary for expenses, including reasonable attorney’s fees, disbursements and advances, shall survive the repayment of any Security, resignation or removal of the CDI Depositary and satisfaction, discharge or other termination of this Agreement.

The CDI Depositary shall not be responsible for (i) taxes and other governmental charges (except for liabilities for failure to backup withhold under relevant U.S. tax law) or (ii) such registration fees as may be in effect for the registration from time to time of transfers of interests in the Certificated Depositary Interests.

SECTION 3.05. CDI Depositary Required; Eligibility. At all times when there is a CDI Depositary hereunder, such CDI Depositary shall be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, having, together with its parent, a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal, State or District of Columbia authority, willing to act on reasonable terms. Such corporation shall have its principal place of business in the Borough of Manhattan, The City of New York, if there be such a corporation in such location willing to act upon reasonable and customary terms and conditions. If such corporation, or its parent, publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 3.05, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The CDI Depositary and the Company shall have executed a Letter of Representations to DTC acceptable in form and substance to DTC and the Company with respect to the Certificated Depositary Interests. The CDI Depositary hereunder shall at all times be the Trustee under the Indenture, subject to receipt of an Opinion of Counsel that the same Person is precluded by law from acting in such capacities. If at any time the CDI Depositary shall cease to be eligible in accordance with the provisions of this Section 3.05, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 3.06. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the CDI Depositary and, in the case of (i) below no appointment of a successor CDI Depositary pursuant to this Article shall become effective until (i) the acceptance of appointment by the successor CDI Depositary in accordance with the applicable requirements of Section 3.08 hereof or (ii) the issuance of Definitive Registered Securities with respect to all outstanding Securities in accordance with Section 2.04 hereof.

(b) The CDI Depositary may resign by giving written notice thereof to the Company and the Depositary, in accordance with Section 4.01 and Section 4.02 hereof, not less than 60 days prior to the effective date of such resignation. The CDI Depositary may be removed at any time upon not less than 90 days’ notice by the filing with it and the Trustee of an instrument in writing signed on behalf of the Company and specifying such removal and the date when it is intended to become effective.

(c) Notwithstanding the provisions of clauses (a) and (b) of this Section 3.06, if at any time:

(i) the CDI Depositary shall cease to be eligible under Section 3.05 hereof and shall fail to resign after written request therefore by the Company or by the Depositary, or

(ii) the CDI Depositary shall become incapable of acting with respect to any Certificated Depositary Interest or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the CDI Depositary or of its property shall be appointed or any public officer shall take charge or control of the CDI Depositary or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company may immediately remove the CDI Depositary and appoint a successor CDI Depositary or (ii) the Depositary or CDI Depositary may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the CDI Depositary and the appointment of a successor CDI Depositary or Book-Entry Depositaries unless Definitive Registered Securities have been issued in accordance with the Indenture. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the CDI Depositary and appoint a successor CDI Depositary.

(d) If the CDI Depositary shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of CDI Depositary for any cause, the Company shall promptly appoint a successor CDI Depositary (other than the Company) and shall comply with the applicable requirements of Section 3.07 hereof. If no successor CDI Depositary with respect to all Global Securities shall have been so appointed by the Company and accepted appointment in the manner required by Section 3.07, the Depositary or CDI Depositary may, on behalf of itself and all others similarly situated, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor CDI Depositary unless Definitive Registered Securities have been issued with respect to all outstanding Securities in accordance with the Indenture.

(e) The Company shall give, or shall cause such successor CDI Depositary to give, notice of each resignation and each removal of a CDI Depositary and each appointment of a successor CDI Depositary to the Depositary in accordance with Section 4.02 hereof. Each notice shall include the name of the successor CDI Depositary and the address of its Corporate Trust Office.

SECTION 3.07. Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor CDI Depositary, every such successor CDI Depositary so appointed shall execute, acknowledge and deliver to the Company and to the retiring CDI Depositary an instrument accepting such appointment, and thereupon the resignation or removal of the retiring CDI Depositary shall become effective and such successor CDI Depositary, without any further act, deed or conveyance shall become vested with all the rights, powers, agencies and duties of the retiring CDI Depositary, with like effect as if originally named as CDI Depositary hereunder; provided, however, on the request of the Company or the successor CDI Depositary, such retiring CDI Depositary shall, upon payment of all amounts due and payable to it pursuant to Section 3.04 hereof, execute and deliver an instrument transferring to such successor CDI Depositary all the rights and powers of the retiring CDI Depositary and shall duly assign, transfer and deliver to such successor CDI Depositary all property, records and money held by such retiring CDI Depositary hereunder and shall deliver each Global Security to the successor.

(b) Upon request of any such successor CDI Depositary, the Company shall execute any and all instruments necessary for more fully and certainly vesting in and confirming to such successor CDI Depositary all such rights, powers and agencies referred to in paragraph (a) of this Section 3.07.

(c) No successor CDI Depositary shall accept its appointment unless at the time of such acceptance such successor CDI Depositary shall be eligible under this Article.

(d) Upon acceptance of appointment by any successor CDI Depositary as provided in this Section 3.07, the Company shall give notice thereof to the Depositary in accordance with Section 4.02 hereof. If the acceptance of appointment is substantially contemporaneous with the resignation of the CDI Depositary, the notice called for by the preceding sentence may be combined with the notice called for by Section 3.06 hereof. If the Company fails to give such notice within 15 days after acceptance of appointment by the successor CDI Depositary, the successor CDI Depositary shall promptly cause such notice to be given at the expense of the Company.

SECTION 3.08. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the CDI Depositary may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the CDI Depositary shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the CDI Depositary, shall be the successor of the CDI Depositary hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such corporation shall be otherwise eligible under this Article. Written notice of any merger, conversion, consolidation or sale shall promptly be given to the Company and the Depositary.

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. Notices to CDI Depositary. Any request, demand, authorization, direction, notice, consent, or waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with,

(a) the CDI Depositary by the Company or the Depositary shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be via facsimile) and delivered or mailed and received, first-class postage prepaid, to the CDI Depositary at its Corporate Trust Office, Attention: Corporate Trust Administration, or at any other address previously furnished in writing by the CDI Depositary to the Depositary, the Trustee and the Company, or

(b) the Company, by the CDI Depositary shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing and delivered or mailed and received, first-class postage prepaid to

Etablissements Delhaize Frères et Cie “Le Lion” S.A.

Square Marie Curie 40

1070 Brussels

Belgium

Attention: Richard James and William Schoofs (separate notices to each person)

Fax: +32 2 412 2118 (for Richard James) and +32 2 412 2118 (for William Schoofs)

, or at any other address previously furnished in writing to the CDI Depositary by the Company.

SECTION 4.02. Notice to Depositary and Owners; Waiver. Where this Agreement provides for notice to the Depositary or owners of Book-Entry Interests of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided or as provided in the Letter of Representations) if in writing and mailed, first-class postage prepaid, to the Depositary at the address notified to the CDI Depositary, in each case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by the Depositary shall be filed with the CDI Depositary, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver, and such waiver shall be the equivalent of such notice.

So long as the Securities are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, notices shall also be published in a daily leading newspaper with general circulation in Luxembourg (expected to be the Luxemburger Wort).

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the CDI Depositary shall constitute a sufficient notification for every purpose hereunder.

SECTION 4.03. Effect of Heading. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.04. Successors and Assigns. All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 4.05. Separability Clause. In case any provision in this Agreement, the Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby. The parties to any such agreement shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

SECTION 4.06. Benefits of Agreement. Nothing in this Agreement, the Securities or the Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefits or any legal or equitable right, remedy or claim under this Agreement. The owners from time to time of the Book-Entry Interests shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the Indenture and the Securities, by their acceptance of delivery of the Book-Entry Interests.

SECTION 4.07. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 4.08. Consent to Jurisdiction; Appointment of Agent for Service of Proof; Waiver of Immunities. By the execution and delivery of this Agreement the Company irrevocably (i) agrees that any legal suit, action or proceeding against the Company arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any United States Federal or state court in the Borough of Manhattan, The City of New York and (ii)

waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding. The Company has appointed Corporation Service Company at 111 Eighth Avenue, New York, NY 10011, USA as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Securities or the transactions contemplated hereby which may be instituted in any New York court, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any reasonable action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.

To the extent that the Company has or hereinafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the fullest extent permitted by law.

SECTION 4.09. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 4.10. Inspection of Agreement. A copy of this Agreement shall be available upon reasonable prior written notice at all reasonable times during normal business hours at the Corporate Trust office of the CDI Depositary for inspection by any owner of Book-Entry Interests.

SECTION 4.11. Satisfaction and Discharge. This Agreement upon a Company Order shall cease to be of further effect, and the CDI Depositary, at the expense of the Company, shall execute proper instruments provided to it acknowledging satisfaction and discharge of this Agreement, when (i) the Indenture has been satisfied and discharged pursuant to the provisions thereof or Definitive Registered Securities have been issued and the corresponding Global Securities have been canceled in accordance with the provisions of Section 2.05 or 2.06, (ii) the Company has paid or caused to he paid all sums payable hereunder by the Company with respect to the Securities and (iii) the Company has delivered to the CDI Depositary a Officers’ Certificate and an Opinion of Counsel, stating that all conditions precedent herein provided relating to the satisfaction and discharge of this Agreement with respect to the Securities of such series have been complied with.

SECTION 4.12. Amendments. The Company and the CDI Depositary may amend this Agreement without the consent of the Depositary or the owners of Book-Entry Interests:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to add to the covenants and agreements of the CDI Depositary or the Company;

(c) to evidence or effectuate the assignment of the CDI Depositary’s rights and duties to a qualified successor, as provided herein;

(d) to comply with any requirements of the Securities Act, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, the TIA, Belgian securities laws and/or tax laws or any other applicable law, rule or regulation; or

(e) to modify, alter, amend or supplement this Agreement in any other manner that is not adverse to the Depositary or the owners of Book-Entry Interests.

No amendment that affects the Depositary or the owners of Book-Entry Interests may be made to this Agreement without the written consent of the Depositary or the owners of Book Entry Interests, as the case may be.

SECTION 4.13. CDI Depositary to Execute Amendments. The CDI Depositary shall duly execute and deliver any amendment authorized pursuant to Section 4.12, if the amendment does not adversely affect the rights, duties, liabilities or immunities of the CDI Depositary. If it does, the CDI Depositary may but need not execute and deliver such amendment. In executing and delivering such amendment the CDI Depositary shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and shall be fully protected in reasonably relying upon, an Officers’ Certificate (which need only cover the matters set forth in clause (a) below) and an Opinion of Counsel stating that:

(a) such amendment is authorized or permitted by this Agreement;

(b) the Company has all necessary corporate power and authority to execute and deliver the amendment and that the execution, delivery and performance of such amendment has been duly authorized by all necessary corporate action;

(c) the execution, delivery and performance of the amendment do not conflict with, or result in the breach of or constitute a default under any of the terms, conditions or provisions of (i) this Agreement, (ii) the Articles of Association of the Company (Statuen) or (iii) any law or regulation applicable to the Company;

(d) such amendment has been duly and validly executed and delivered by the Company, and this Agreement together with such amendment constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

SECTION 4.14. Effect of the Agreement. Nothing in this Agreement shall affect the legal rights of any holder of any Global Security or the obligations of the Company or the Trustee to such holder.

SECTION 4.15. No Recourse. No director, officer, employee, incorporator or shareholder of the Company shall have any liability for any obligations of the Company under the Certificated Depositary Interests, the Global Securities or this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation, and each holder of or owner of a beneficial interest in a Certificated Depositary Interest or Global Security by accepting such interest waives and releases all such liability, which waiver and release are part of the consideration for issuance of the Global Securities and Certificated Depositary Interests.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date first written above.

DELHAIZE GROUP SA,

by:	/s/ Richard James
Name:	Richard James
Title:	VP of Finance

THE BANK OF NEW YORK, as CDI Depositary,

by:	/s/ Jason Blondell
Name:	Jason Blondell
Title:	Authorised Signatory